EXHIBIT 3.2

VORNADO REALTY TRUST

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

SECTION 1. Principal Office. The principal office of the Trust in the State of Maryland shall be located at such place as the Board of Trustees may designate.

SECTION 2. Additional Offices. The Trust may have additional offices, including a principal executive office, at such places as the Board of Trustees may from time to time determine.

ARTICLE II

MEETINGS OF SHAREHOLDERS

SECTION 1. Place. All meetings of shareholders shall be held at the principal executive office of the Trust or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

SECTION 2. Annual Meeting. An annual meeting of shareholders for the election of trustees and the transaction of any business within the powers of the Trust shall be held on the date and at the time and place set by the Board of Trustees. Failure to hold an annual meeting shall not invalidate the Trust’s existence or affect any otherwise valid act of the Trust.

SECTION 3. Special Meetings. Each of the chair of the board, chief executive officer and the Board of Trustees shall have the power to call a special meeting of shareholders, and no other person or entity shall have that power. A special meeting of shareholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer or Board of Trustees, as applicable, that called the meeting.

SECTION 4. Notice. Not less than ten nor more than 90 days before each meeting of shareholders, the secretary shall give to each shareholder entitled to vote at such meeting and to each shareholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any law, the purpose for which the meeting is called, by mail, by presenting it to such shareholder personally, by leaving it at the shareholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the shareholder at the shareholder’s address as it appears on the records of the Trust, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the shareholder by an electronic transmission to any address or number of the shareholder at which the shareholder receives electronic transmissions. The Trust may give a single notice to all shareholders who share an address, which single notice shall be effective as to any shareholder at such address, unless such shareholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more shareholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

SECTION 5. Scope of Notice. Subject to Section 12(a) of this Article II, any business of the Trust may be transacted at an annual meeting of shareholders without being specifically designated in the notice, except such business as is required by any law to be stated in such notice. No business shall be transacted at a special meeting of shareholders except as specifically designated in the notice.

SECTION 6. Quorum. The presence, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at any meeting of shareholders shall constitute a quorum for consideration of any matter at such meeting; but this section shall not affect any requirement under any statute or the Declaration of Trust of the Trust (the “Declaration”) for the quorum or the vote necessary for the approval of any matter.

    The shareholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of a number of shareholders such that fewer shareholders than would be required to establish a quorum remain.

SECTION 7. Voting. A plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a trustee. Each share may be voted for as many persons as there are trustees to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Declaration. Unless otherwise provided by statute or by the Declaration, each outstanding share of beneficial interest, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.

SECTION 8. Proxies. A holder of record of shares of beneficial interest of the Trust may cast votes in person or by proxy executed and delivered or transmitted by the shareholder or by the shareholder’s duly authorized agent by any means permitted by Maryland law. Such proxy or evidence of authorization of such proxy shall be filed with the record of the proceedings of meeting. No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.
SECTION 9. Voting of Shares by Certain Holders. Shares of beneficial interest of the Trust registered in the name of a corporation, partnership, trust, limited liability company, or other entity, if entitled to be voted, may be voted by the chief executive officer, the president, a vice president, a general partner, a trustee, a managing member or a manager thereof, as the case may be, or by a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any trustee or fiduciary, in such capacity, may vote shares of beneficial interest of the Trust registered in the name of such trustee or fiduciary, either in person or by proxy.

Shares of beneficial interest of the Trust directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.
The Board of Trustees may adopt by resolution a procedure by which a shareholder may certify in writing to the Trust that any shares of beneficial interest of the Trust registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders that may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Trust; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt by the Trust of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the shareholder of record of the specified shares of beneficial interest of the Trust in place of the shareholder that makes the certification.
SECTION 10. Inspectors. The Board of Trustees or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of beneficial interest of the Trust represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote.

Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

SECTION 11. Postponements and Adjournments. The Trust may postpone or cancel a meeting of shareholders by making a “public announcement” (as defined in Section 12(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section, and the record date of the meeting as originally notified shall continue to apply to the meeting if postponed, except if the meeting is postponed to a date more than 120 days after the record date originally fixed for the meeting or the Board of Trustees otherwise determines to change the record date, in which case a new record date for such meeting shall be determined as set forth herein. A meeting of shareholders convened on the date for which it was called may be adjourned by the Trust from time to time without further notice to a date not more than 120 days after the original record date. Any business permitted to have been transacted at the meeting as originally notified may be transacted at such adjourned or reconvened meeting. The date, time and place of the meeting, as reconvened, shall be either (a) announced at the meeting or (b) provided at a future time through means announced at the meeting.

SECTION 12. Nominations and Shareholder Business.

(a) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Trustees and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (i) pursuant to the Trust’s notice of meeting, (ii) by or at the direction of the Board of Trustees or (iii) by any shareholder of the Trust that was a shareholder of record at the record date set by Board of Trustees for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving of notice by the shareholder as provided for in this Section 12(a) and at the time of the annual meeting (and any postponement or adjournment thereof), that is entitled to vote at the meeting in the election of each person so nominated or on any such other business and that has complied with the notice procedures set forth in this Section 12(a).
(2)    For any nomination or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (a)(1) of this Section 12, the shareholder must have given timely notice thereof in writing to the secretary of the Trust and any such other business must otherwise be a proper matter for action by the shareholders. To be timely, a shareholder’s notice must set forth all information required under this Section 12 and be delivered to the secretary at the principal executive office of the Trust not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 12(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(3)    Such shareholder’s notice shall set forth:

(i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(ii) as to any other business that the shareholder proposes to bring before the meeting, a description of such business, the shareholder’s reasons for proposing such business at the meeting and any material interest in such business of such shareholder or any Shareholder Associated Person (as defined below), individually or in the aggregate, including any reasonably anticipated benefit to the shareholder or the Shareholder Associated Person therefrom, other than an interest arising from the ownership of Company Securities where such shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iii) as to the shareholder giving the notice, any Proposed Nominee and any Shareholder Associated Person,

(A) the class, series and number of all shares of beneficial interest or other securities of the Trust or its subsidiaries (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such shareholder, Proposed Nominee or Shareholder Associated Person, the date on which each such Company Security was acquired, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such shares or other security) in any Company Securities of any such person;

(B) the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such shareholder, Proposed Nominee or Shareholder Associated Person;

(C) whether and the extent to which such shareholder, Proposed Nominee or Shareholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such shareholder, Proposed Nominee or Shareholder Associated Person or (II) increase or decrease the voting power of such shareholder, Proposed Nominee or Shareholder Associated Person in the Trust disproportionately to such person’s economic interest in the Company Securities; and

(D) any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Trust), by security holdings, agreement, arrangement understanding or otherwise, of such shareholder, Proposed Nominee or Shareholder Associated Person, in the Trust or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such shareholder, Proposed Nominee or Shareholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv) as to the shareholder giving the notice, any Shareholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) and any Proposed Nominee which owns (beneficially or of record) any Company Securities, the name and address of such shareholder, as they appear on the Trust’s share ledger, and the current name and address, if different, of each such Shareholder Associated Person and any Proposed Nominee.

(4)    Such shareholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) certifying that such Proposed Nominee (a) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Trust in connection with service or action as a trustee that has not been disclosed to the Trust and (b) will serve as a trustee of the Trust if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which form of questionnaire shall be provided by the Trust, upon request, to the shareholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Trust are listed or over-the-counter market on which any securities of the Trust are traded).

(5)    Notwithstanding anything in this subsection (a) of this Section 12 to the contrary, in the event that the number of trustees to be elected to the Board of Trustees at the applicable annual meeting is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 12(c)(3) of this Article II) for the preceding year’s annual meeting, a shareholder’s notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Trust not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Trust.

(6)    For purposes of this Section 12, “Shareholder Associated Person” of any shareholder shall mean (i) any person acting in concert with such shareholder with the purpose or effect of changing or influencing the control of the Trust, (ii) any beneficial owner of shares of beneficial interest of the Trust owned of record or beneficially by such shareholder (other than a shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such shareholder or Shareholder Associated Person.

(b)    Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Trust’s notice of meeting and, except as contemplated by and in accordance with the next two sentences of this Section 12(b), no shareholder may nominate a person for election to the Board of Trustees or make a proposal of other business to be considered at a special meeting. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which trustees are to be elected only (i) by or at the direction of the Board of Trustees or (ii) provided that the special meeting has been called in accordance with Section 3 of this Article II for the purpose of electing trustees, by any shareholder of the Trust that is a shareholder of record at the record date set by the Board of Trustees for the purpose of determining shareholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 12 and at the time of the special meeting (and any postponement or adjournment thereof), that is entitled to vote at the meeting in the election of each person so nominated and that has complied with the notice procedures set forth in this Section 12. In the event the Trust calls a special meeting of shareholders for the purpose of electing one or more persons to the Board of Trustees, any shareholder may nominate a person or persons (as the case may be) for election as a trustee as specified in the Trust’s notice of meeting, if the shareholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 12 is delivered to the secretary at the principal executive office of the Trust not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a shareholder’s notice as described above.

(c)    General. (1) If information submitted pursuant to this Section 12 by any shareholder proposing a nominee for election as a trustee or any proposal for other business at a meeting of shareholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 12. Any such shareholder shall notify the Trust of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Trustees, any such shareholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory to the Board of Trustees or any authorized officer of the Trust, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 12 and (B) a written update of any information (including, if requested by the Trust, written confirmation by such shareholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the shareholder pursuant to this Section 12 as of an earlier date. If a shareholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 12.
(2)    Only such persons who are nominated in accordance with this Section 12 shall be eligible for election by shareholders as trustees, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with this Section 12. The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 12.

(3)     For purposes of this Section 12, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (B) in a document publicly filed by the Trust with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)    Notwithstanding the foregoing provisions of this Section 12, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 12. Nothing in this Section 12 shall be deemed to affect any right of a shareholder to request inclusion of a proposal in, or the right of the Trust to omit a proposal from, the Trust’s proxy statement filed by the Trust with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 12 shall require disclosure of revocable proxies received by the shareholder or Shareholder Associated Person pursuant to a solicitation of proxies after the filing of a definitive Schedule 14A proxy statement by such shareholder or Shareholder Associated Person under Section 14(a) of the Exchange Act.

(5)    Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chair of the meeting, if the shareholder giving notice as provided for in this Section 12 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a trustee or the proposed business, as applicable, such matter shall not be considered at the meeting.

(6)    For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

SECTION 13. Shareholder Nominations Included in the Trust’s Proxy Materials.
(a) Inclusion of Proxy Access Nominees in Proxy Statement. Subject to the provisions of this Section 13, if expressly requested in the relevant Nomination Notice (as defined below), the Trust shall include in its proxy statement for any annual meeting of shareholders: (i) the names of any person or persons nominated for election in addition to and separate from the persons nominated pursuant to Section 12 of this Article II (each, a “Proxy Access Nominee”), which shall also be included on the Trust’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Trustees, all applicable conditions and complied with all applicable procedures set forth in this Section 13 (such Eligible Holder or group of Eligible Holders being a “Nominating Shareholder”); (ii) disclosure about each Proxy Access Nominee and the Nominating Shareholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (iii) any statement included by the Nominating Shareholder in the Nomination Notice for inclusion in the proxy statement in support of each Proxy Access Nominee’s election to the Board of Trustees (subject, without limitation, to Section 13(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and (iv) any other information that the Trust or the Board of Trustees determines to include in the proxy statement relating to the nomination of each Proxy Access Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 13 and any solicitation materials or related information with respect to a Proxy Access Nominee.
For purposes of this Section 13, any determination to be made by the Board of Trustees may be made by the Board of Trustees, a committee of the Board of Trustees or any officer of the Trust designated by the Board of Trustees or a committee of the Board of Trustees, and any such determination shall be final and binding on the Trust, any Eligible Holder, any Nominating Shareholder, any Proxy Access Nominee and any other person so long as made in good faith (without any further requirements). The chair of any annual meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Proxy Access Nominee has been nominated in accordance with the requirements of this Section 13 and, if not so nominated, shall direct and declare at the meeting that such Proxy Access Nominee shall not be considered.
(b) Maximum Number of Proxy Access Nominees.
(i) The Trust shall not be required to include in the proxy statement for an annual meeting of shareholders more Proxy Access Nominees than that number of trustees constituting the greater of (i) two or (ii) 20% of the total number of trustees of the Trust on the last day on which a Nomination Notice may be submitted pursuant to this Section 13 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Proxy Access Nominees whom the Board of Trustees itself decides to nominate for election at such annual meeting; (2) the number of individuals who will be included in the Trust’s proxy materials as nominees recommended by the Board of Trustees pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of shares from the Trust by such shareholder or group of shareholders); (3) Proxy Access Nominees who cease to satisfy, or Proxy Access Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Section 13, as determined by the Board of Trustees; (4) Proxy Access Nominees whose nomination is withdrawn by the Nominating Shareholder or who become unwilling to serve on the Board of Trustees; and (5) the number of incumbent trustees who had been Proxy Access Nominees with respect to any of the preceding two annual meetings of shareholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Trustees. In the event that one or more vacancies for any reason occurs on the Board of Trustees after the deadline for submitting a Nomination Notice as set forth in Section 13(d) below but before the date of the annual meeting, and the Board of Trustees resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of trustees as so reduced.

(ii) If the number of Proxy Access Nominees pursuant to this Section 13 for any annual meeting of shareholders exceeds the Maximum Number, then, promptly upon notice from the Trust, each Nominating Shareholder will select one Proxy Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Proxy Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 13(d), a Nominating Shareholder or a Proxy Access Nominee ceases to satisfy the eligibility requirements in this Section 13, as determined by the Board of Trustees, a Nominating Shareholder withdraws its nomination or a Proxy Access Nominee becomes unwilling to serve on the Board of Trustees, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Trust: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Proxy Access Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (2) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Proxy Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c) Eligibility of Nominating Shareholder.
(i) An “Eligible Holder” is a person who has either (1) been a record holder of the common shares used to satisfy the eligibility requirements in this Section 13(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Trust, within the time period referred to in Section 13(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Trustees determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of common shares of the Trust throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Nomination Notice, documentation reasonably satisfactory to the Trust that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any shareholder cease to satisfy the eligibility requirements in this Section 13, as determined by the Board of Trustees, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of shareholders, the group of Eligible Holders shall only be deemed to own the shares held by the remaining members of the group.
(iii) The “Minimum Number” of the Trust’s common shares means 3% of the number of outstanding common shares as of the most recent date for which such amount is given in any filing by the Trust with the Securities and Exchange Commission prior to the submission of the Nomination Notice.
(iv) For purposes of this Section 13, an Eligible Holder “owns” only those outstanding shares of the Trust as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Trust, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of trustees and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Trust are “owned” for these purposes shall be determined by the Board of

Trustees.

(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(vi) Any Eligible Holder (including each Eligible Holder whose share ownership is counted for the purposes of qualifying as a group) whose Proxy Access Nominee withdraws, becomes ineligible or does not receive at least 10% of the votes cast for such Proxy Access Nominee at an annual meeting of shareholders will not be eligible to nominate or participate in the nomination of a Proxy Access Nominee pursuant to this Section 13 for the following two annual meetings of shareholders.
(d) Nomination Notice.
To nominate a Proxy Access Nominee, the Nominating Shareholder must, no earlier than 150 days and no later than 5:00 p.m., Eastern Time, 120 days before the anniversary of “the date of the proxy statement” (as defined in Section 12(c)(3) of this Article II) for the prior year’s annual meeting of shareholders, submit to the Secretary of the Trust at the principal executive office of the Trust all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date of the first “public announcement” (as defined in Section 12(c)(3) of this Article II) of such Other Meeting Date: (i) a Schedule 14N (or any successor form) relating to each Proxy Access Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Shareholder as applicable, in accordance with Securities and Exchange Commission rules; (ii) a written notice, in a form deemed satisfactory by the Board of Trustees, of the nomination of each Proxy Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member): (A) the information required with respect to the nomination of trustees pursuant to Section 12 of this Article II; (B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (C) a representation and warranty that the Nominating Shareholder acquired the securities of the Trust in the ordinary course of business and did not acquire, and is not holding, securities of the Trust for the purpose or with the effect of influencing or changing control of the Trust; (D) a representation and warranty that each Proxy Access Nominee’s candidacy or, if elected, Board of Trustees membership would not violate applicable state or federal law or the rules of any stock exchange on which the Trust’s securities are traded; (E) a representation and warranty that each Proxy Access Nominee: (1) does not have any direct or indirect relationship with the Trust that would cause the Proxy Access Nominee to be considered not independent pursuant to the Trust’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the common shares of beneficial interest of the Trust are traded; (2) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the common shares of beneficial interest of the Trust are traded; (3) is a “non-employee trustee” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (4) is an “outside trustee” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (5) meets the trustee qualifications set forth in Article III of these Bylaws; and (6) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Proxy Access Nominee; (F) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 13(c) and has provided evidence of ownership to the extent required by Section 13(c)(i); (G) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the eligibility requirements described in Section 13(c) through the date of the annual meeting; (H) details of any position of a Proxy Access Nominee as an officer, director or trustee of any competitor (that is, any entity that provides services or engages in business activities that compete with or are alternatives to the services provided or business activities engaged in by the Trust or its affiliates) of the Trust, within the three years preceding the submission of the Nomination Notice; (I) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Proxy Access Nominee or any nominee of the Board of Trustees; (J) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Trust’s proxy card in soliciting shareholders in connection with the election of a Proxy Access Nominee at the annual meeting; (K) if desired, a Supporting Statement of not more than 500 words; and (L) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination; (iii) an executed agreement, in a form deemed satisfactory by the Board of Trustees, pursuant to which the Nominating Shareholder (including each group member) agrees: (A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (B) to file any written solicitation or other communication with the Trust’s shareholders relating to one or more of the Trust’s trustees or trustee nominees or any Proxy Access Nominee with the Securities and Exchange Commission, to the extent that such filing would be required if such communication were made by or on behalf of the Trust; (C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Shareholder or any of its Proxy Access Nominees with the Trust, its shareholders or any other person in connection with the nomination or election of trustees, including, without limitation, the Nomination Notice; (D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Trust and each of its trustees, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Trust or any of its trustees, officers or employees arising out of or relating to any nomination, solicitation or other activity by the Nominating Shareholder in connection with its efforts to elect its Proxy Access Nominees pursuant to this Section 13; (E) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Shareholder (including with respect to any group member), with the Trust, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Shareholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section

13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Trust and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and (iv) an executed agreement, in a form deemed satisfactory by the Board of Trustees, by each Proxy Access Nominee: (A) to provide to the Trust such other information and certifications, including completion of the Trust’s Trustee questionnaire, as it may reasonably request; (B) at the reasonable request of the Trust’s Corporate Governance and Nominating Committee, to meet with the Corporate Governance and Nominating Committee to discuss matters relating to the nomination of such Proxy Access Nominee to the Board of Trustees, including the information provided by such Proxy Access Nominee to the Trust in connection with his or her nomination and such Proxy Access Nominee’s eligibility to serve as a member of the Board of Trustees; (C) that such Proxy Access Nominee has read and agrees, if elected, to serve as a member of the Board of Trustees, to adhere to the Trust’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and any other Trust policies and guidelines applicable to trustees; and (D) that such Proxy Access Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a trustee of the Trust that has not been disclosed to the Trust, (ii) any agreement, arrangement or understanding with any person or entity as to how such Proxy Access Nominee would vote or act on any issue or question as a trustee (a “Voting Commitment”) that has not been disclosed to the Trust or (iii) any Voting Commitment that could limit or interfere with such Proxy Access Nominee’s ability to comply, if elected as a trustee of the Trust, with its fiduciary duties under applicable law.
The information and documents required by this Section 13(d) to be provided by the Nominating Shareholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Shareholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Trust.
(e) Exceptions.
(i) Notwithstanding anything to the contrary contained in this Section 13, the Trust may omit from its proxy statement any Proxy Access Nominee and any information concerning such Proxy Access Nominee (including a Nominating Shareholder’s Supporting Statement) and no vote on such Proxy Access Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Trust), and the Nominating Shareholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Proxy Access Nominee, if: (A) the Trust receives a notice pursuant to Section 12 of this Article II that a shareholder intends to nominate a candidate for trustee at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Trust; (B) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 13, the Nominating Shareholder withdraws its nomination or the chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 13 and shall therefore be disregarded; (C) the Board of Trustees determines that such Proxy Access Nominee’s nomination or election to the Board of Trustees would result in the Trust violating or failing to be in compliance with the Declaration, these Bylaws or any applicable law, rule or regulation to which the Trust is subject, including any rules or regulations of the primary stock exchange on which the common shares of beneficial interest of the Trust are traded; (D) such Proxy Access Nominee was nominated for election to the Board of Trustees pursuant to this Section 13 at one of the Trust’s two preceding annual meetings of shareholders and either withdrew or became ineligible or received a vote of less than 25% of the votes cast in favor of such Proxy Access Nominee; (E) such Proxy Access Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (F) the Trust is notified, or the Board of Trustees determines, that the Nominating Shareholder or the Proxy Access Nominee has failed to continue to satisfy the eligibility requirements described in Section 13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Proxy Access Nominee becomes unwilling or unable to serve on the Board of Trustees or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or such Proxy Access Nominee under this Section 13;

(ii) Notwithstanding anything to the contrary contained in this Section 13, the Trust may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Proxy Access Nominee included in the Nomination Notice, if the Board of Trustees determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation.
The Trust may solicit against, and include in the proxy statement its own statement relating to, any Proxy Access Nominee.
SECTION 14. Action by Written Consent of Shareholders. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each shareholder entitled to vote on the matter and such consent is filed with the minutes of proceedings of the shareholders.
SECTION 15. Organization and Conduct of Meetings. Every meeting of shareholders shall be conducted by an individual appointed by the Board of Trustees to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following individuals present at the meeting in the following order: lead independent trustee, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and, within rank, in order of seniority, the secretary or, in the absence of a lead independent trustee or such officers, a chair chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy.

The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Trustees or, in the absence of such appointment, an individual appointed by the chair of the meeting shall act as secretary. In the event that the secretary presides at a meeting of shareholders, an assistant secretary or, in the absence of all assistant secretaries, an individual appointed by the Board of Trustees or the chair of the meeting, shall record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, without any action by the shareholders, the chair deems appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened, when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any shareholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 16. Control Shares. Notwithstanding any other provision of the Declaration or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.
ARTICLE III
TRUSTEES
SECTION 1. General Powers; Qualifications. The business and affairs of the Trust shall be managed under the direction of its Board of Trustees.
SECTION 2. Number, Tenure and Qualifications. The Board of Trustees may by resolution establish, increase or decrease the number of trustees, provided that the number thereof shall never be less than the minimum number required by the Maryland REIT Law (the “MRL”), nor more than 15, and further provided that the tenure of office of a trustee shall not be affected by any decrease in the number of trustees.
SECTION 3. Annual and Regular Meetings. An annual meeting and regular meetings of the Board of Trustees may be held at such time and place as shall be specified in a notice given as provided in Section 5, provided that the Board of Trustees may provide, by resolution, the time and place for the holding of regular meetings of the Board of Trustees without other notice than such resolution.

SECTION 4. Special Meetings. Special meetings of the Board of Trustees may be called by or at the request of the chair of the board, the chief executive officer or a majority of the trustees then in office. The person or persons authorized to call special meetings of the Board of Trustees may fix the time and place of any special meeting of the Board of Trustees called by them. The Board of Trustees may provide, by resolution, the time and place for the holding of special meetings of the Board of Trustees without other notice than such resolution.
SECTION 5. Notice. Except for meetings determined by a Board resolution, notice of any meeting of the Board of Trustees shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each trustee at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the trustee or his or her agent is personally given such notice in a telephone call to which the trustee or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Trust by the trustee. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Trust by the trustee and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Trustees need be stated in the notice, unless specifically required by statute, law, stock exchange or these Bylaws.
SECTION 6. Quorum. A majority of the trustees shall constitute a quorum for transaction of business at any meeting of the Board of Trustees, provided that, if less than a majority of such trustees is present at said meeting, a majority of the trustees present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to the Declaration or these Bylaws, the vote of a majority or other percentage of a particular group of trustees is required for action, a quorum must also include a majority or such other percentage of such group.
The trustees present at a meeting which has been duly called and at which a quorum was established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough trustees to leave fewer than required to establish a quorum.

SECTION 7. Voting. The action of a majority of the trustees present at a meeting at which a quorum is present shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration or these Bylaws. If enough trustees have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of trustees necessary to constitute a quorum at such meeting shall be the action of the Board of Trustees, unless the concurrence of a greater proportion is required for such action by applicable law, the Declaration or these Bylaws.
SECTION 8.    Organization. At each meeting of the Board of Trustees, the chair of the board or,

in the absence of the chair, the lead independent trustee, if there is one, shall act as chair of the meeting. Even if present at the meeting, the trustee named herein may designate another trustee to act as chair. In the absence of both the chair and the lead independent trustee, the chief executive officer or, in the absence of all such individuals, the president (if such individual is a trustee) or, in the absence of the president, a trustee chosen by the Board of Trustees, shall act as chair of the meeting. The secretary or, in his or her absence, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.

SECTION 9. Telephone and Remote Communication Meetings. Trustees may participate in a meeting by means of a conference telephone or other communications equipment in any manner permitted by Maryland law. In addition, the Board of Trustees may determine that a meeting not be held at any place, but instead may be held solely by means of remote communications in any matter permitted by Maryland law. Participation in a meeting by these means shall constitute presence in person at the meeting.
SECTION 10. Action by Written Consent of Trustees. Any action required or permitted to be taken at any meeting of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each trustee and is filed with the minutes of proceedings of the Board of Trustees.
SECTION 11. Vacancies; Resignations. If for any reason any or all of the trustees cease to be trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining trustees hereunder. Except as may be provided by the Board of Trustees in setting the terms of any class or series of preferred shares of beneficial interest, any vacancy (including a vacancy created by an increase in the number of trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees, even if such majority is less than a quorum. Any individual so elected as trustee shall serve for the unexpired term of the trustee he or she is replacing and until his or her successor is elected and qualifies. Any trustee of the Trust may resign at any time by giving written notice of his or her resignation to the Board of Trustees, the chair of the board, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time as specified therein. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.
SECTION 12. Compensation. Trustees shall not receive any stated salary for their services as trustees but, by resolution of the Board of Trustees, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Trust and for any service or activity they performed or engaged in as trustees. Trustees may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Trustees or of any committee thereof; and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as trustees; but nothing herein contained shall be construed to preclude any trustees from serving the Trust in any other capacity and receiving compensation therefor.
SECTION 13. Removal of Trustees. The shareholders may, at any time, remove any trustee in the manner provided in the Declaration.
SECTION 14. Loss of Deposits. No trustee shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares have been deposited.

SECTION 15. Surety Bonds. Unless required by law, no trustee shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.
SECTION 16. Reliance. Each trustee and officer of the Trust shall, in the performance of his or her duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by (a) an officer or employee of the Trust whom the trustee or officer reasonably believes to be reliable and competent in the matters presented, (b) a lawyer, certified public accountant or other person, as to a matter which the trustee or officer reasonably believes to be within the person’s professional or expert competence, or, (c) with respect to a trustee, by a committee of the Board of Trustees on which the trustee does not serve, as to a matter within its designated authority, if the trustee reasonably believes the committee to merit confidence.
SECTION 17. Ratification. The Board of Trustees or the shareholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Trust or its officers to the extent that the Board of Trustees or the shareholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Trust and its shareholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a trustee, officer or shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise may be ratified, before or after judgment, by the Board of Trustees or by the shareholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

SECTION 18. Certain Rights of Trustees, Officers, Employees and Agents. A trustee who is not an officer of the Trust shall have no responsibility to devote his or her full time to the affairs of the Trust. Any trustee or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Trust.
SECTION 19. Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees, shall be final and conclusive and shall be binding upon the Trust and every holder of shares of beneficial interest of the Trust: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its shares or the payment of other distributions on its shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any shares of beneficial interest of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration or Bylaws or otherwise to be determined by the Board of Trustees.

ARTICLE IV
COMMITTEES
SECTION 1. Number, Tenure and Qualifications. The Board of Trustees may appoint from among its members an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and one or more other committees, composed of one or more trustees, to serve at the pleasure of the Board of Trustees. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another trustee to act in the place of such absent member.
SECTION 2. Powers. The Board of Trustees may delegate to committees appointed under Section 1 of this Article any of the powers of the Board of Trustees, except as prohibited by law. Except as may be otherwise provided by the Board of Trustees, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more trustees, as the committee deems appropriate in its sole discretion.
SECTION 3. Meetings. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Trustees. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Trustees, or in the absence of such designation, the applicable committee, may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Trustees shall otherwise provide.
SECTION 4. Telephone and Remote Communication Meetings. Members of a committee of the Board of Trustees may participate in a meeting by means of a conference telephone or other communications equipment in any manner permitted by Maryland law. In addition, members of a committee may determine that a meeting not be held at any place, but instead may be held solely by means of remote communications in any matter permitted by Maryland law. Participation in a meeting by these means shall constitute presence in person at the meeting.
SECTION 5. Informal Action by Committees. Any action required or permitted to be taken at any meeting of a committee of the Board of Trustees may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and such written consent is filed with the minutes of proceedings of such committee.
SECTION 6. Vacancies. Subject to the provisions hereof, the Board of Trustees shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V
OFFICERS
SECTION 1. General Provisions. The officers of the Trust may consist of a chair of the board, a president, a chief executive officer, one or more vice presidents, a chief financial officer, a treasurer, a secretary, and one or more assistant secretaries. In addition, the Board of Trustees may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Trust shall be elected annually by the Board of Trustees, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death or his or her resignation or removal in the manner hereinafter provided. Any two or more offices may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Trust and such officer or agent.
SECTION 2. Removal and Resignation. Any officer or agent of the Trust may be removed, with or without cause, by the Board of Trustees, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Chief Executive Officer may remove any officer other than the Chief Executive Officer and Chief Financial Officer at any time in his or her sole discretion. Any officer of the Trust may resign at any time by delivering his or her resignation to the Board of Trustees, the chair of the board, the lead independent trustee, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Trust.
SECTION 3. Vacancies. A vacancy in any office may be filled by the Board of Trustees for the balance of the term.
SECTION 4. Chair of the board. The chair of the board shall preside over the meetings of the Board of Trustees and of the shareholders at which he or she shall be present. The chair of the board shall perform such other duties as may be assigned to him or her by the Board of Trustees and these Bylaws.
SECTION 5. Chief Executive Officer. The Board of Trustees may designate a chief executive officer. In the absence of such designation, the chair of the board shall be the chief executive officer of the Trust. The chief executive officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Board of Trustees, and for the management of the business and affairs of the Trust. The chief executive officer shall in general supervise and control all of the business and affairs of the Trust. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Trust or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Trustees from time to time.
SECTION 6. President. The Board of Trustees may designate a president. The president shall have the responsibilities and duties as determined by the Board of Trustees or the chief executive officer.

SECTION 7. Chief Financial Officer. The chief financial officer shall have the custody of the funds and securities of the Trust, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust, shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be determined in accordance with the provisions of these Bylaws and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Trustees. In the absence of a designation of a chief financial officer by the Board of Trustees, the treasurer shall be the chief financial officer of the Trust.    SECTION 8. Vice Presidents. The Board of Trustees may designate one or more vice presidents as executive vice president, senior vice president or as vice president for particular areas of responsibility. Such officers shall have the responsibilities and duties as determined by the Board of Trustees, the chief executive officer or the president.

SECTION 9. Secretary. The secretary shall (a) keep the minutes of the proceedings of the shareholders, the Board of Trustees and committees of the Board of Trustees in one or more books, including books maintained digitally, provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the trust records and of the seal of the Trust; (d) keep a register of the address of each shareholder, which shall be furnished to the secretary by such shareholder; (e) have general charge of the share transfer books of the Trust; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Trustees.
SECTION 10. Assistant Secretaries. The assistant secretaries, in general, shall perform such duties as shall be assigned to them by the secretary, or by the chief executive officer, the president or the Board of Trustees.
SECTION 11. Compensation. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Trustees and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a trustee.
ARTICLE VI
CONTRACTS, LOANS, CHECKS AND DEPOSITS
SECTION 1. Contracts. The Board of Trustees may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Trust and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Trust when duly authorized or ratified by action of the Board of Trustees and executed by an authorized person.
SECTION 2. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Trust shall be signed by such officer or agent of the Trust in such manner as shall from time to time be determined by the Board of Trustees.
SECTION 3. Deposits. All funds of the Trust not otherwise employed shall be deposited or invested from time to time to the credit of the Trust as the Board of Trustees, the chief executive officer,

the president, the chief financial officer or any other officer designated by the Board of Trustees or the chief executive officer may determine.

ARTICLE VII
SHARES
SECTION 1. Certificates. Except as may be otherwise provided by the Board of Trustees, shareholders of the Trust are not entitled to certificates evidencing the shares of beneficial interest of the Trust held by them. In the event that the Trust issues shares of beneficial interest evidenced by certificates, such certificates shall be in such form as prescribed by the Board of Trustees or a duly authorized officer, shall contain the statements and information required by the MRL and shall be signed by the officers of the Trust in any manner permitted by the MRL. In the event that the Trust issues shares of beneficial interest without certificates, then, to the extent required by the MRL, the Trust shall provide to the record holders of such shares a written statement of the information required by the MRL to be included on share certificates. There shall be no differences in the rights and obligations of shareholders based on whether or not their shares are evidenced by certificates.
SECTION 2. Transfers. All transfers of shares of beneficial interest of the Trust shall be made on the books of the Trust, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Trustees or any officer of the Trust may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Trustees or an officer of the Trust that such shares shall no longer be evidenced by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MRL, the Trust shall provide to the record holders of such shares a written statement of the information required by the MRL to be included on share certificates.
The Trust shall be entitled to treat the holder of record of any share of beneficial interest of the Trust as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share by or on the part of any other person, whether or not it shall have express or other notice thereof.

Notwithstanding the foregoing, transfers of shares of any class or series of beneficial interest will be subject in all respects to the Declaration and all of the terms and conditions contained therein.

SECTION 3. Replacement Certificate. Any officer of the Trust may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Trust alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the shareholder of record claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if shares of such class or series have ceased to be certificated, no new certificate shall be issued unless requested in writing by such shareholder and the Board of Trustees or an officer of the Trust has determined that such certificates may be issued. Unless otherwise determined by an officer of the Trust, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates or the issuance of uncertificated shares, to give the Trust a bond in such sums as it may direct as indemnity against any claim that may be made against the Trust.

SECTION 4. Fixing of Record Date. The Board of Trustees may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or determining shareholders entitled to receive payment of any dividend or other distribution or the allotment of any other rights, or in order to make a determination of shareholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of shareholders not less than ten days, before the date on which the meeting or particular action requiring such determination of shareholders of record is to be held or taken.
When a record date for the determination of shareholders entitled to notice of and to vote at any meeting of shareholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except as set forth in Article II, Section 11.
SECTION 5. Share Ledger. The Trust shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by such shareholder.
SECTION 6. Fractional Shares; Issuance of Units. The Board of Trustees may authorize the Trust to issue fractional shares or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Declaration or these Bylaws, the Board of Trustees may authorize the Trust to issue units consisting of different securities of the Trust.
ARTICLE VIII
ACCOUNTING YEAR
The Board of Trustees shall have the power, from time to time, to fix the fiscal year of the Trust by a duly adopted resolution.
ARTICLE IX
DISTRIBUTIONS
SECTION 1. Authorization. Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized by the Board of Trustees, subject to the provisions of law and the Declaration. Dividends and other distributions may be paid in cash, property or shares of beneficial interest or evidence of indebtedness of the Trust, subject to the provisions of law and the Declaration.
SECTION 2. Contingencies. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Trust available for dividends or other distributions such sum or sums as the Board of Trustees may from time to time think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Trust or for such other purpose as the Board of Trustees shall determine and the Board of Trustees may modify or abolish any such reserve.
ARTICLE X

INVESTMENT POLICY
Subject to the provisions of the Declaration, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate.

ARTICLE XI
SEAL
SECTION 1. Seal. The Board of Trustees may authorize the adoption of a seal by the Trust. The seal shall contain the name of the Trust and the year of its formation and the word “Maryland.” The Board of Trustees may authorize one or more duplicate seals and provide for the custody thereof.
SECTION 2. Affixing Seal. Whenever the Trust is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Trust.
ARTICLE XII
INDEMNIFICATION AND ADVANCES FOR EXPENSES
To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former trustee or officer of the Trust and who is made or threatened to be made a party to, or a witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, member, manager, partner or trustee of another real estate investment trust or corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or a witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Declaration and these Bylaws shall vest immediately upon election of a trustee or officer. The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above and to any employee or agent of the Trust or a predecessor of the Trust. The indemnification and payment or reimbursement of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Declaration or these Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIII
WAIVER OF NOTICE
Whenever any notice of a meeting is required to be given pursuant to the Declaration or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the sole and express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.
ARTICLE XIV
AMENDMENT OF BYLAWS
The Board of Trustees is vested with the power to alter or repeal any provision of these Bylaws and to adopt new Bylaws. In addition, to the extent permitted by law, the shareholders may alter or repeal any provision of these Bylaws and adopt new Bylaw provisions if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.
ARTICLE XV
EXCLUSIVE FORUM FOR CERTAIN LITIGATION
Subject to the following paragraph, unless the Trust consents in writing to the selection of an alternative forum, to the fullest extent permitted by law any circuit court in the state of Maryland, or, if those courts do not have jurisdiction, any federal district court sitting in the state of Maryland, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Trust, other than actions arising under federal securities laws, (c) any action asserting a claim of breach of any duty owed by any trustee or officer or other employee of the Trust to the Trust or to the shareholders of the Trust, (d) any action asserting a claim against the Trust or any trustee or officer or other employee of the Trust arising pursuant to any provision of the MGCL or the Declaration or Bylaws of the Trust, or (e) any other action asserting a claim against the Trust or any trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine.
Unless the Trust consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended (the “Securities Act”), or any rule or regulation thereunder, provided, however, that if the foregoing provisions of this paragraph are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive state court forum for any claim arising under the Securities Act or any rule or regulation promulgated thereunder shall be the circuit courts of the State of Maryland.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be deemed to have notice of and consented to the provisions of this Article XV.